EXHIBIT 99.1

News Release

International Silver Inc. Announces New Directors to Expand Board

Tucson, Arizona, August 21, 2012 (BUSINESS WIRE) -- International Silver Inc. (OTCQB: ISLV) is pleased to announce that its Board of Directors has appointed  Mr. John Kennedy of Columbus, Ohio, Mr. Clint Walker of Los Angeles, California and Mr. Russell Alley of Milford, Utah as members to the Board of Directors.  The effective date of the appointments is September 1, 2012.

Mr. John Kennedy is a founding member of Empire Advisors LLC., a midmarket private equity fund based in Columbus, Ohio that is a significant investor in the Company. Empire is also an investor in other mining projects including CS Mining, LLC (www.csmining.com) located near the Company’s Pioche project. Mr. Kennedy is also a Senior Partner at the law firm of Crabbe, Brown & James LLP where he practices government relations. Mr. Kennedy is a past appellate court judge and past president of City Council in Columbus Ohio. He received his Law degree in 1978 from Ohio Northern University-Claude W. Pettit College of Law and a Bachelor of Arts (Finance, with honors) degree in 1975, from the University of Bridgeport.

Mr. Clint Walker is a General Partner at Clarity Partners, L.P., a venture capital and private equity firm based in Los Angeles, California. He is Chairman of the Board of CS Mining LLC., a copper, gold and silver mining company based in Milford, Utah.  Mr. Walker also sits on the boards of TelePacific Communications and CaseStack.  Mr. Walker received his Bachelor of Business Administration in Accounting in 1985 at Pacific Union College.

Mr. Russell Alley is President of CS Mining LLC., a copper, gold and silver mining company based in Milford, Utah.  Mr. Alley has over 40 years in the mining industry focused on base metals.  He received a Bachelor of Science degree in Metallurgical Engineering at the University of Arizona in 1968 and a Masters of Science degree in Management from Troy State University in 1975.

Mr. Shipes, the President and CEO of the company, commented: "International Silver Inc. is very fortunate to be able to add such exceptional technical and corporate expertise to its board, with the addition of Mr. Kennedy, Mr. Walker and Mr. Alley."

About International Sliver Inc.

International Silver Inc., headquartered in Tucson, Arizona, is an exploration and mine development company with properties in Nevada, Montana and California. An emerging silver company, International Silver’s common shares are traded on the OTCQB under the symbol ISLV.

Statements made which are not historical facts, such as anticipated payments or purchases are "forward-looking statements" and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

International Silver's Home Page can be accessed on the Internet at www.internationalsilverinc.com.

SOURCE: International Silver Inc

International Silver Inc
Matthew J. Lang, Vice President - Administration, 520-889-2040 ext. 10
mlang@internationalsilverinc.com